Exhibit 99.1

December 2, 2005

Tetra Tech Hires Doug Smith to Manage

Infrastructure Business Group

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today that Doug Smith has joined Tetra Tech to manage the Infrastructure Business Group.  Mr. Smith has nearly 35 years of infrastructure industry experience focused on water infrastructure engineering and comes to Tetra Tech from MWH Global, Inc., where he was Senior Vice President of Strategic Planning.

Mr. Smith spent the previous 24 years, from 1980 to 2004, at Black & Veatch, where he was promoted to President of the Europe Water Division, a $350 million per year business.  While at Black & Veatch, Mr. Smith focused on large program business development and acquisition integration.  From 1976 to 1979, Mr. Smith was adjunct professor of Civil Engineering at the University of Colorado, Boulder, and director of Public Utilities for the City of Boulder.  Mr. Smith holds a BS in Engineering from Kansas State University, a MS in Civil Engineering from the University of Colorado, and a JD from the University of Denver.  Mr. Smith is a licensed Professional Engineer.

Dan Batrack, Tetra Tech’s CEO, said, “We are very pleased that Doug has decided to join our management team.  His experience is perfectly suited to our goal of building a strong infrastructure business focused on water – Tetra Tech’s core competency.”

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering and technical services.  With over 7,000 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure.  Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, and operations and maintenance.

CONTACT: Mike Bieber, (626) 351-4664

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.